EXHIBIT 10.14

People’s Bank Enhanced Senior Pension Plan

THE PEOPLE’S BANK

ENHANCED SENIOR PENSION PLAN

WHEREAS, People’s Bank (the “Bank”) a Connecticut chartered capital stock savings bank, has maintained a Supplemental Retirement Plan (the “SRP”) the initial purpose of which was to provide unfunded benefits to eligible employees who are Participants in the People’s Bank Employees’ Retirement Plan (the “ERP”) and whose benefits under the ERP were affected by limitations imposed pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) and applicable regulations thereunder; and

WHEREAS, the SRP was amended and restated in its entirety to provide for certain changes in eligibility for participation in the SRP and expanded retirement and death benefits provided under the SRP; and

WHEREAS, the Bank has retained the power to amend the SRP from time to time in accordance with Section 12 of the SRP as amended and restated; and

WHEREAS, the Bank has determined further to amend the SRP so as to take the form of two separate plans: one of such plans to be known as “The People’s Bank Cap Excess Plan”,and the other of such plans to be known as “The People’s Bank Enhanced Senior Pension Plan”; and

WHEREAS, the purpose of The People’s Bank Cap Excess Plan (the “Cap Plan”) is similar to the initial purpose of the SRP; and

WHEREAS, the purpose of The People’s Bank Enhanced Senior Pension Plan is to continue to provide enhanced retirement and death benefits to a select group of management and highly paid employees of the Bank who have attained age fifty (50) or older and former employees entitled to benefits under the SRP and to provide for accelerated vesting of such benefits upon a Change in Control of the Bank or its parent company, People’s Mutual Holdings, a mutual holding company organized pursuant to the Banking Law of Connecticut (the “Parent”), or entry into an agreement by either, consummation of which would result in a Change in Control.

NOW, THEREFORE, the SRP is hereby amended and restated in the form of two separate plans effective as of the first day of January, 1997 and the terms of one such plan, The People’s Bank Enhanced Senior Pension Plan (the “Plan”), are as follows:

1.	Purpose of the Plan

The purpose of the Plan is to provide enhanced unfunded supplemental retirement benefits for a select group of management and highly compensated senior employees of the Bank.

2.	Definitions

Unless specifically provided otherwise, the terms used in this document shall have the same meaning as defined in the ERP. Further, the following terms shall have the following meanings for purposes of this document.

(a)	“Actuary” shall mean the actuary or actuarial firm retained by the Bank under the Plan to perform actuarial valuations hereunder or such other actuary who may pursuant to any provisions of the Trust Agreement be selected by the Trustee or the Advisory Committee.

(b)	“Advisory Committee” shall mean the Advisory Committee provided for by the provisions of Section 13 hereof.

(c)	“Beneficiary” shall mean any person entitled to receive benefits under this Plan as a result of a Participant’s death.

(d)	A Participant’s “Cap Plan Benefit” shall mean such Participant’s vested monthly benefit expressed in the Single Life Form under the provisions of the Cap Plan.

(e)	“CEO” shall mean the Chief Executive Officer of the Bank or such officer or other person as may as of the time of reference have substantially the responsibilities and duties of the Chief Executive Officer of the Bank as of the Effective Date.

(f)	“Change in Control” shall mean the occurrence of any of the following:

(i)

The Board of Directors of the Bank or its Parent shall approve (A) a merger or consolidation (or series of mergers and consolidations) of the Bank or the Parent with any other corporation other than (1) a merger or consolidation (or series of mergers and consolidations) which would result in the voting stock (as described in paragraph (ii) of this subsection) of the Bank or its Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting stock of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting stock of the Bank or its Parent (or such surviving entity) outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Bank or its Parent (or similar transaction) in which no “person” (as defined in paragraph (ii) of this subsection) acquires more than twenty percent (20%) of the combined voting power of the then outstanding securities of the Bank or its Parent, or (B) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Bank or its Parent, or (C) the adoption of any plan or proposal for the liquidation or dissolution of the Bank;

(ii)	Any person (as such term is defined in Section 3(a)(9) and Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), corporation, or other entity (other than the Bank, its Parent, or any benefit plan, including, but not limited to, any employee stock ownership plan, sponsored by the Bank, its Parent, or any subsidiary) shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities representing twenty percent (20%) or more of the combined voting power of the then outstanding securities of Bank or its Parent ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire such securities); or

(iii)	During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the entire board of directors of the Bank or its Parent, and any new director (excluding a director designated by a person who has entered into an agreement with the Bank or its Parent to effect a transaction described in paragraph (i) or (ii) of this subsection) whose election by the board or nomination for election by the shareholders of the Bank or its Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, shall cease for any reason to constitute a majority thereof.

(g)	“Change in Control Agreement” shall mean any agreement the consummation of which would result in the occurrence of a Change in Control.

(h)	“Committee” shall mean the Human Resources Committee of the Board of Directors of the Bank, or such other committee of such Board as may as of the time of reference have substantially the responsibilities and duties of the Human Resources Committee as of the Effective Date.

(i)	“ Credit Rating Reduction” shall mean the first issuance of a rating of long term deposits with Bank of less than either (i) “Baa3” by Moody’s Investment Service, Inc., or (ii) “BBB” by Standard and Poor’s Ratings Group.

(j)	“Effective Date” shall mean the first day of January, 1997.

(k)	A Participant’s “ERP Benefit” shall mean such Participant’s vested Accrued Annual Benefit in the Single Life Form calculated pursuant to Article V of the ERP, including the value of the Participant’s benefit assigned under a qualified domestic relations order described in Code Section 414(p), if applicable, provided, however, that there shall be excluded the amount of the pension supplement provided by provisions added to the ERP by Post-Erisa Amendment No. 12 thereto.

(1)	“Full Funding Amount” shall mean an amount which the Actuary calculates based on the best information available (including, when necessary, estimates and forecasts) to him to be equal to the present value of the total amount of all vested and unpaid benefits of all Participants (and their Beneficiaries) and all Beneficiaries of deceased Participants under this Plan and all vested and unpaid benefits under the Cap Plan as of the valuation requirement date except those which, pursuant to the provisions of Section 5(c), are not payable from the Trust. For purposes of this (1), the “valuation requirement date” refers to the date of an actual Change in Control or the date which is reasonably selected during a Potential Change in Control Period by the Bank or the Trustee under the terms of the Trust as a likely date for an actual Change in Control to occur or, if such calculation is not on or after a Change in Control or during a Potential Change in Control Period, any date which is reasonable and convenient. In computing such vested benefits and such present value during a Potential Change in Control Period or after a Change in Control, there shall be included any Plan Benefits which would become vested by reason of any Change in Control or entry by Parent or Bank into a Change in Control Agreement. Calculations and recalculations of the Full Funding Amount (as described in Section 7 of this Plan) shall assume that each Participant terminated employment as of the valuation requirement date of such calculation or recalculation. Present values and liabilities under the Plan shall be determined in -a manner consistent with the assumptions applied in annual valuations of the ERP for purposes of funding requirements under the Act or if the ERP is no longer being so valued annually (by reason of its termination or otherwise), such assumptions which the CEO determines on the basis of advice from the Actuary would be so applied if the ERP were to be so valued. In computing the Full Funding Amount, there shall be added an amount equal to an amount calculated by the Trustee to be likely to be sufficient to provide for all expenses in administering and terminating the Trust and distributing benefits including any reasonable expenses of the Advisory Committee (if then existing), and any expenses of litigation or other assertion of claims which the Trustee deems to have a higher degree of probability than extremely remote, including (but not limited to) any such litigation or other assertion of claims which the Trustee may institute or assert against the Bank.

(m)	The Bank shall be considered “Insolvent” for purposes of this Plan if (i) the Bank is unable to pay its debts as they become due, or (ii) the Bank is subject to a pending proceeding as a debtor under the United States Bankruptcy Code, or (iii) the Bank is determined to be insolvent by the Banking Commissioner, Federal Deposit Insurance Corporation, the Federal Reserve Bank or any other federal or state authority having the power to act as or appoint a receiver or similar officer in the event it finds the Bank is insolvent.

(n)	“Interim Funding Amount” shall mean an amount which the Actuary calculates based on the best information available (including, when necessary, estimates and forecasts) to him to be equal to the present value of the total amount of any vested and unpaid benefits of all (i) Participants who are as of the Interim Valuation Requirement Date requiring such calculation either (A) no longer employees of the Bank or (B) attained age sixty-three (63) and three hundred twenty-five (325) days and Beneficiaries of such Participants and (ii) all Beneficiaries of deceased Participants. The benefits of any Participant (and his Beneficiary) described in clause (i)(B) of the last preceding sentence shall be determined on the basis of the Actuary’s best estimate of such Participant’s benefit at the later of (1) age sixty-five (65) or earlier date of termination of employment with the Bank indicated by such Participant or (2) such Interim Valuation Requirement Date. Present values and liabilities under the Plans shall be determined in a manner consistent with the assumptions applied in annual valuations of the ERP for purposes of the funding requirements under the Act or if the ERP is no longer being so valued annually (by reason of its termination or otherwise), such assumptions which the CEO determines on the basis of advice from the Actuary would be so applied if the ERP were to be so valued. Also, in computing the Interim Funding Amount, there shall be added an amount equal to an amount estimated by the Trustee to be likely to be sufficient to provide for all expenses in administering the Trust and distributing benefits for the sixty months following the relevant Interim Valuation Requirement Date, including reasonable expenses of the Advisory Committee (if then in existence) and of any litigation or other assertion of claims which the Trustee deems to have a higher degree of probability than remote, including (but not limited to) any such litigation or other assertion of claims which the Trustee may institute or assert against the Bank. For purposes of this (n) and of subsection (1) of this Section 2, the present values of the benefits of all Participants and Beneficiaries shall equal the sum of the present values of the benefits of each Participant (and his Beneficiary) and each Beneficiary of a deceased Participant.

(o)	“Interim Valuation Requirement Date” means the last date of each fiscal year of the Bank and the date of any Credit Rating Reduction.

(p)	“Other Pension Benefits” shall mean any benefits the Participant is entitled to receive or has received from any defined benefit plan as defined in Code Section 414(j) which met the qualification requirements of 401(a) of the Code, and is maintained by any former employer of the Participant, other than the predecessor to People’s Bank which maintained the ERP. Such benefits shall exclude benefits payable pursuant to any plan which the Committee or its delegee finds has been funded primarily by contributions of the Participant, provided that such benefits did not accrue under a plan maintained by the Bank or any corporate predecessor of the Bank. Any such benefit shall be converted to a monthly benefit payable in the form of a single life annuity payable at age sixty-five (65) (unless such benefit is actually paid in such form) using the actuarial factors of the former employer’s plan or, if unavailable, the actuarial factors of the ERP and if applicable, shall include the value of the Participant’s benefit assigned under any qualified domestic relations order described in Code Section 414(p).

(q)	“Parent” shall mean People’s Mutual Holdings, a mutual holding company organized pursuant to the Banking Law of Connecticut, or its corporate successor or assigns; and the determination of whether any corporation or other entity is a successor or assign of People’s Mutual Holdings for purposes of this Agreement shall be made by the CEO or, in the event there is no then acting CEO, by the Board of Directors of the Bank.

(r)	“Participant” shall mean an Employee who meets the eligibility requirements of Section 3.

(s)	The “Plan” shall mean the People’s Bank Enhanced Senior Pension Plan as set forth herein as such plan may be amended from time to time.

(t)	“Potential Change in Control” shall be deemed to have occurred under this Plan if (1) the Bank or Parent enters into a Change in Control Agreement, or (2) the CEO declares in writing that, or the Board of Directors of the Bank or Parent adopts a resolution to the effect that, a Potential Change in Control has occurred.

(u)	“Potential Change in Control Period” shall mean the period commencing on the date that a Potential Change in Control occurs and ending upon the earlier to occur of the following: (i) the date of a Change in Control, or (ii) the date it is determined under the provisions of the Trust Agreement the Potential Change in Control Period has ended without the occurrence of a Change in Control.

(v)

A Participant’s “Target Amount” shall mean one-twelfth of the excess if any, of (a) fifty percent (50%) of such Participant’s Final Average Salary computed as hereinafter provided over (b) the monthly amount of the Participant’s Other Pension Benefits. If such Participant has completed less than 15 Years of Credited

Service the Target Amount shall be reduced at the rate of 1/15 for each Year of Credited Service less than 15 years, giving credit for each day which elapses during the period from the commencement of such Participant’s Credited Service to the date of reference. A Participant’s Final Average Salary shall be computed by disregarding any dollar limitation thereon as required by Section 401(a)(17) of the Code.

(w)	“Trust” shall mean the Trust established and maintained pursuant to the terms of subsection (a) of Section 7 hereof.

(x)	“Trustee” shall mean the entity then acting as Trustee under the Trust Agreement.

(y)	“Trust Agreement” shall mean the trust agreement described in subsection (a) of Section 7 hereof.

3.	Eligibility

(a)	Each Employee and each former Employee who was a participant in The People’s Bank Supplemental Retirement Plan on the day before the Effective Date shall be a Participant hereunder as of the Effective Date.

(b)	Each other Employee who is such on or after the Effective Date, shall become a Participant as of the date he meets the following requirements:

(i)	has a salary grade of ten (10) or higher; and

(ii)	has attained age fifty (50) or older.

(c)	Any Employee who becomes a Participant hereunder shall remain such until he is no longer an Employee and is no longer entitled to a benefit hereunder.

4.	Vesting

A Participant shall become fully vested in his Plan Benefit, as such term is defined in Section 5, upon the later of (i) the attainment of age fifty-five (55) or (ii) the completion of 5 Years of Vesting Service. Notwithstanding the foregoing a Participant shall become fully vested upon attainment of his Normal Retirement Date. Except as otherwise provided by the provisions of Section 7 relating to vesting in the event of a Change in Control or entry by the Bank or Parent into a Change in Control Agreement, in the event a Participant’s Credited Service is terminated prior to his being so vested, his benefits under this Plan shall be forfeited (except in the case of his death to the extent provided pursuant to the provisions of Section 6); provided that, in the event of his rehire and his subsequently becoming vested, his Plan Benefit shall be reinstated and he shall become vested therein.

5.	Plan Benefit

(a)	A Participant who is vested under Section 4 or Section 7 on or after the Effective Date and who is an Employee as of that date shall be entitled to receive under the Plan a supplemental benefit (the “Plan Benefit”). Subject to the provisions of subsections (b), (c) and (d) of this Section 5, the Plan Benefit shall be a monthly amount payable in the Single Life Form equal to the excess of (i) over (ii) where:

(i)	is equal to such Participant’s Target Amount, and

(ii)	is equal to the sum of A. plus B. below, where

A.	is equal to the monthly amount of such Participant’s ERP Benefit; and

B.	is equal to the monthly amount of such Participant’s Cap Plan Benefit.

(b)	Benefit payments shall commence at the same time as payments of the Participant’s benefits commence pursuant to the provisions of Article VI or Article VII (as the case may be) of the ERP. Benefit payments hereunder shall be payable in the Single Life Form or such other form of payment in which the payment of such benefits are paid to such Participant pursuant to the provisions of the ERP. In the event payment of a Participant’s Plan Benefit is payable otherwise than in the Single Life Form commencing on his Normal Retirement Date, the amount of his benefit payments shall be actuarially adjusted by the same percentage reductions as are applied pursuant to the provisions of the ERP. In the event any Participant becomes entitled to benefits under this Plan without having any vested benefits under the ERP, benefit payments hereunder shall be in the Single Life Form commencing on the first day of the month following the later of such Participant’s fifty-fifth (55th) birthday or termination of Credited Service, and the amount of such payments shall be actuarially reduced by the same proportions as they would be had they been payable under the ERP.

(c)

Any Benefits under the SRP in pay status prior to January 1, 1995 shall be unaffected by this Section 5 and shall continue to be payable in accordance with the provisions of the SRP as applicable to such benefits prior to January 1, 1995 and not payable from the Trust; provided, however, that the CEO may (but shall not be required to) either or both (i) cause such benefits to be playable from the assets of the Trust or (ii) direct that the present value of the balance of such Participant’s unpaid benefits be calculated and that such amount be paid to such Participant in a lump sum instead of in accordance with such prior provisions. Such lump sum present value shall be determined on the basis of the 1983 GAM Mortality Tables and an annual interest rate of one percent (1%) plus the average of the yields reported by the Federal Reserve Board in the Wall Street Journal during the second month preceding such date of payment on 10 year U.S. Treasury notes, adjusted for constant maturity, provided no such payment shall be in excess of the accrued liability of the Bank with respect to such benefits, computed in accordance with generally accepted accounting principles.

(d)	Notwithstanding the provisions of this Section 5 or of Section 6, in the event of a Credit Rating Reduction, the balance of any benefits payable hereunder to any Participant no longer employed by the Bank at the time of such Credit Rating Reduction or any Beneficiary of any then deceased Participant shall be paid in a lump sum equal to the lump sum present value of payments pursuant to subsection (b) hereof or Section 6 (as the case may be); provided that, unless otherwise determined by the Bank, no such benefits shall be so paid in any year in an amount which would exceed any dollar limitation applicable to compensation including payments pursuant to the Plan paid by the Bank to such Participant or Beneficiary on deductibility of compensation for purposes of computing the Bank’s Federal income tax liability. Such lump sum present value shall be computed in accordance with the provisions of the second sentence of subsection (c) of this Section 5. Upon such payment to a Participant, (except to the extent provided in the next sentence), all liability of the Bank or any person or of the Plan to any Participant shall terminate, and the rights of any and all Beneficiaries hereunder shall be subject to loss by payment to a Participant or prior Beneficiary pursuant to the provisions of this subsection (d). To the extent that as a result of the limitations of this subsection (d) an amount equal to the entire lump sum present value can not be distributed to a Participant, the balance of such sum (with interest computed at the annual rate used to compute such lump sum) shall be distributed to such Participant or Beneficiary as rapidly as allowable without violation of such limitation, and in the event of the death of a Participant prior to such full payment, the balance of such lump sum shall be distributed to his Beneficiary.

6.	Death Benefits

(a)

In the event of the death of a Participant after termination of this Credited Service and while his Plan Benefits are in pay status or after his Normal Retirement Date, payment of death benefits under this Plan shall depend on whether benefits under the ERP are payable to such Participant’s Surviving Spouse or other Beneficiary. If no such benefits are payable under the ERP, no death benefits shall be payable hereunder. If such death benefits are payable under the ERP then death benefits shall be payable hereunder (for the same duration and with the same frequency as such ERP death benefits) equal in the amount of the excess of the amount such

ERP death benefits would have been had the ERP benefit in the Single Life Form been equal to the sum of the actual ERP benefit in the Single Life Form plus the Plan Benefit hereunder in the Single Life Form over the actual amount of the death benefits under the ERP.

(b)	In the event of the death of a Participant after termination of Credited Service, but prior to commencement of payment of his Plan Benefits and prior to his Normal Retirement Date, no death benefits shall be payable hereunder unless death benefits are payable to his Surviving Spouse under the ERP. If such death benefits are payable under the ERP, then benefits shall be payable hereunder (for the same duration and with the same frequency as such ERP death benefits) equal in the amount of the excess of the amount such ERP death-benefits would have been had the ERP benefit in the Single Life Form been equal to the sum of the actual ERP benefit in the Single Life Form plus the Plan Benefit hereunder in the Single Life Form over the actual amount of the death benefits under the ERP.

(c)	In the event of the death of a Participant prior to termination of his Credited Service, a death benefit shall be payable under this Plan to his Surviving Spouse or his other Beneficiary only if a Surviving Spouse benefit is payable under the ERP. In such event, if such Surviving Spouse Benefits are payable under the ERP, then benefits shall be payable hereunder (for the same duration and with the same frequency as such ERP death benefits) equal in the amount of the excess of the amount such ERP death benefits would have been had the ERP benefit in the Single Life Form been equal to the sum of the actual ERP benefit in the Single Life Form plus the Plan Benefit hereunder in the Single Life Form over the actual amount of the death benefits under the ERP.

(d)	Any death benefit hereunder shall be payable to one or more Beneficiaries designated by such Participant on a form authorized by the Committee, signed by such Participant and filed with the Bank. A Participant may designate a Beneficiary other than a Surviving Spouse even if the only death benefits paid under the ERP are paid as a result of such Participant being survived by a Surviving Spouse. In the absence of any designation of a Beneficiary other than a Surviving Spouse or beneficiary under the ERP, death benefits hereunder shall be paid to the same person or persons entitled to contemporaneous payments under the ERP.

(e)	Except as provided in this Section 6, no benefits shall be payable under this Plan after a Participant’s death.

7.	Trust; Change in Control; Credit Rating Reduction

(a)	The Bank has or will within ninety (90) days after the effective date hereof enter into a Trust Agreement with Morgan Guaranty Trust Company as the Trustee establishing the Trust. The Trust is intended to provide for the funding of the Bank’s obligation to provide benefits under the Plan and the Cap Plan to the extent provided pursuant to the provisions of (b), (c) and (e) of this Section 7. The substantial form of such Trust Agreement has been approved by the Board of Directors of the Bank on August 15,1996. In the event of Insolvency of the Bank, assets held under the Trust shall be subject to the claims of the general creditors of the Bank under federal and state law as set forth in the Trust Agreement. In the event of such Insolvency, any and all such assets will be available to satisfy the claims of general creditors of the Bank even if all Plan Benefits have not otherwise been provided for and even if all Plan Benefits of Employees who have terminated their Credited Service have not been fully provided for. Nothing herein shall be deemed to prohibit Participants or Beneficiaries from asserting claims for Plan Benefits as general creditors of the Bank. The Bank may cause, subject to, and in accordance with, the terms of the Trust Agreement, Plan Benefits to be provided from the assets of the Trust, the general assets of the Bank, or a combination thereof, as the Bank may determine to be in the Bank’s best interests. No person eligible for, or entitled to, Plan Benefits hereunder shall have any property, equitable or security rights in any specific assets of the Bank or held as part of the Trust. The obligation to pay all Plan Benefits shall be treated as an item of indebtedness by the Bank to the Participant or Beneficiary, and except as otherwise paid from the Trust, such payments shall be made from the general assets of the Bank. All amounts as may be required to be withheld by any applicable federal, state or local law shall be withheld and remitted as required by any such law and payments made to the Participant or any Beneficiary shall be the net amount after withholding.

(b)	The Bank, in the sole discretion of the CEO, may at any time, or from time to time, make deposits (in addition to those required pursuant to subsections (c) and (e) of this Section 7), of cash or other property acceptable to the Trustee in trust with the Trustee to augment the principal of the Trust, such additions to be held, administered and disposed of by the Trustee as provided in the agreement setting forth the terms of the Trust. Neither the Trustee nor any Participant or Beneficiary shall have any right to compel such additional deposits.

(c)

Upon a Potential Change in Control or a Change in Control, the Bank shall, as soon as possible, but in no event longer than thirty (30) days following such Potential Change in Control or Change in Control, make a contribution to the Trust of cash or other property acceptable to the Trustee equal in value to the Full Funding Amount. In the event of a Potential Change in Control, the Full Funding Amount shall be recalculated in the event such Potential Change in Control Period extends beyond the required valuation date used in the first or other last subsequent computation made as a result of such Potential Change in Control Period. In the event that the Trustee later determines that provision made in determining the Full

Funding Amount for expenses was not adequate, the Bank shall make additional deposits to provide for such expenses as determined by the Trustee from time to time.

(d)	Upon entry by Bank or Parent into a Change in Control Agreement or upon a Change in Control, all Plan Benefits of Participants not previously vested shall become fully vested subject to the following provisions of this subsection (d). In the event of a Change in Control, determination of such Participant’s vested benefits will be made in accordance with Section 4 as if such Change had not occurred if such Participant remains in Credited Service at least three years after such Change in Control. In the event of entry into a Change in Control Agreement which does not result in a Change in Control occurring, determination of a Participant’s vested interest shall be made in accordance with the provisions of Section 4, without reference to such Change in Control Agreement unless such Participant terminates his Credited Service before the earliest of: (a) termination of such Change in Control Agreement by its terms or by agreement of the parties thereto; (b) announcement by Bank or Parent is of its determination, whether or not legally justified, that such Change in Control Agreement is terminated or that even if such Change in Control Agreement is not terminated it has determined not to proceed to consummate such Change in Control Agreement; or (c) announcement by any other party to such Change in Control Agreement of its determination, whether or not legally justified, that such Change in Control Agreement is terminated or that it has determined not to proceed to consummate such Change in Control Agreement.

(e)	(i) No more than thirty (30) days after the date of a Credit Rating Reduction, the Bank shall:

A.	Cause the Actuary to compute the Interim Funding Amount as of a date reasonably selected by the Actuary which shall be no more than thirty (30) days prior to such Interim Valuation Requirement Date and deliver to the Trustee the Actuary’s certification of such Interim Funding Amount; and

B.	Pay to the Trustee an amount which when added to the value of the Trust Fund as of a date selected by the Bank (no more than ten (10) days prior to the date of such payment) would result in a sum equal to or greater than such Interim Funding Amount.

(ii)	No more than sixty (60) days after the last day of each fiscal year of the Bank, the Bank shall:

A.	Cause the Actuary to compute the Interim Funding Amount as of such last day and deliver to the Trustee the Actuary’s certification of such Interim Funding Amount; and

B.	Pay to the Trustee an amount which when added to the value of the Trust Fund as of such last day would result in a sum equal to or greater than such Interim Funding Amount.

(iii)	Any Actuary’s certification delivered pursuant to this subsection (e) may rely on the Trustee’s estimate of expenses to be included in the computation of such Interim Funding Amount.

8.	Nonassignabilitv

The Plan is designed to provide payment of Plan Benefits solely for the support of the Participant and, to the extent of any death benefits, such Participant’s beneficiary. No person eligible for or entitled to a Plan Benefit payable hereunder shall have any right, power or authority to assign, sell, transfer, pledge or otherwise encumber, whether by voluntary action or by operation of law, the right to receive such Plan Benefit payment.

9.	Administration

The Plan shall be administered by the Committee. The Committee may delegate its administrative authority to officers or other employees of the Bank, provided that no such delegate shall determine his own benefits hereunder. The Committee shall have complete and discretionary authority to determine eligibility, the amount of benefits payable under the Plan and to otherwise construe, interpret and apply the provisions of the Plan and its determinations shall be conclusive on the Bank, its employees and any other person claiming any benefit under the Plan. Notwithstanding the foregoing provisions of this Section 9, any determination made by the Committee upon or after a Change in Control or during a Potential Change in Control Period shall be binding only if accepted by the Participant or Beneficiary and, to the extent not so accepted, such determination of the Committee shall be of no effect and given no weight and such Participant or Beneficiary shall have his rights determined in accordance with the procedures of any of the provisions of the Trust Agreement, and the Bank shall pay to the Trustee any funds necessary to provide such benefits as so determined.

10.	Claims Procedure

(a)

The Committee from time to time may, and upon reasonable written request from a Participant or after his death a Beneficiary shall, provide information to each Participant, or if applicable, such Participant’s Beneficiary, as to the amount of benefits to which such person is entitled. If a claimant disagrees with the

Committee’s computation, such person shall file with the Committee, in writing and sent by registered or certified mail, such claim for benefit or additional benefits. If no claim is received by the Committee within the later of thirty (30) days after the Participant retires or otherwise terminates service with the Bank or sixty (60) days after such claimant receives written notification of benefits from the Committee, no such claim shall be permitted and the Committee’s computation will be final. In the event any such claim is filed, the Committee shall exercise its best efforts to act upon such claim within sixty (60) days after its receipt. If such claim is denied, in whole or in part, the Committee shall give notice in writing, by mail, of such denial to the claimant, setting forth (i) the specific reasons for such denial; (ii) specific reference to pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) advice to the effect that the claimant may request a full review of such claim by filing with the Committee, within sixty (60) days after such notice has been mailed, a request for such review. In the event such request is submitted, the Committee shall review the claim within sixty (60) days and the claimant shall be given written notice of the result of such review. Such notice shall include specific reason for the decision and shall be final.

(b)	During a Potential Change in Control Period or upon or after a Change in Control, a Participant or Beneficiary at his election may determine at any time not to follow or to cease following the procedures set forth in this Section 10, and to assert and enforce any claims under the Plan without regard to the provisions of this Section 10, including enforcing any remedies in accordance with the provisions of the Trust Agreement.

11.	Amendment and Termination

(a)	The Committee may amend the Plan from time to time; provided, however, that no such amendment shall have the effect of reducing any vested benefit under the Plan.

(b)	Further, no Participant who was a participant in the SRP as of the day before the Effective Date shall receive a Plan Benefit which, when added to the plan benefit to which he is entitled under Cap Plan is of lesser actuarial value than the Plan Benefits such Participant would have received under the SRP had the SRP Plan not been amended as of the Effective Date based on the lesser of his Final Average Salary as of the earlier of the date of termination of his Credited Service or the Effective Date or her or his actual Final Average Salary.

(c)	Notwithstanding the provisions of subsection (a) of this Section 11, an amendment to subsection (c) or subsection (d) of Section 7 hereof or the definitions of Change in Control, Potential Change in Control, Potential Change in Control Period or Change in Control Agreement or eliminating or reducing the rights or authority of the Advisory Committee provided by Section 13 hereof may be made only in the event it is approved by the vote then required for amendment to the Change in Control provision pursuant to Section 14 of the Trust Agreement and an amendment to reduce the funding requirements pursuant to Section 7(e) or changing the definition of Interim Funding Amount or Interim Valuation Requirement Date may be made only in the event it is approved by the vote of sixty-five percent (65%) of all Participants not employed by the Bank at the time of such vote; and

(d)	The Bank reserves the right to terminate the Plan at any time with the approval of all Participants. Further, the Bank may cease all further benefit accruals. However, except as may be required pursuant to any applicable federal, state or local law, or as approved in writing by all Participants and Beneficiaries of deceased Participants with unpaid Plan Benefits, any Plan Benefit then accrued shall remain payable in accordance with the terms of the Plan to the extent then accrued, and the Bank’s obligations under Section 7 and the Trust Agreement shall remain in full force and effect with respect to all Plan Benefits accrued as of such date.

12.	Construction

(a)	The Plan shall be administered in accordance with the laws of Connecticut, to the extent applicable, and not preempted by any other applicable federal law.

(b)	Nothing in the Plan shall be construed to confer upon any person any legal right to be continued as an employee of the Bank. The Bank expressly reserves the right to discharge any employee whenever the interest of the Bank in its sole judgment may so require without any liability on the part of the Bank. The Bank shall be the Plan Administrator of the Plan.

(c)	It is intended that the Plan be and remain a bona fide deferred compensation plan for purposes of Part 359 of Federal Deposit Insurance Corporation (“FDIC”) as defined by the provisions of FDIC Reg § 359. l(d) and the terms of the Plan shall be so construed in the event of any ambiguity.

(d)	The benefits payable under the Plan shall not be limited by the provisions of any other agreement entered into by the Bank and any Participant prior to the Effective Date relating to payments in the event of Change in Control; but benefits under any such other agreement may, if such other agreement so provides, be reduced as a result of benefits payable under the Plan.

(e)	The provisions of this Plan shall be binding upon and inure to the benefit of the Bank and its successors and assigns, and references to the Bank herein shall include its successors and assigns. References to Parent shall include its successors and assigns.

(f)	Unless the context clearly indicates otherwise, pronouns of one gender or number may refer to subjects or objects of a different gender or number.

13.	Advisory Committee

(a)	During a Potential Change in Control Period or upon or after a Change in Control, a majority of Plan Voters at any time, and from time to time, may appoint an Advisory Committee to monitor and represent the interests of the Plan Voters and the Beneficiary of any deceased Participant with respect to the Plan, the Cap Plan and the Trust. The Advisory Committee shall be composed of one to three individuals, some or all of whom may (but none of whom shall be required to) be Plan Voters. The Advisory Committee shall act by majority vote unless it unanimously agrees otherwise and shall otherwise adopt its own procedures which may include authorizing one member thereof to act for the Advisory Committee. Any member of the Advisory Committee may resign by giving written notice to the other members thereof, or, if he is the sole member, to a majority or all of the then Plan Voters. Any member may be removed by action of a majority of Plan Voters, and additional members, including replacement of any resigned, removed or deceased member may be designated by action of a majority of Plan Voters. All actions by any Participant shall be in a writing signed by such Participant. A Participant may sign a single writing effectuating removal and replacement. For purposes of this Section 13, the term “Plan Voters” shall mean each individual who was employed at the Bank after the Effective Date and who is a Participant in either this Plan or a participant in the Cap Plan (as determined in accordance with the provisions of the Cap Plan) exclusive of any Participant whose benefits are not included in the computation of Full Funding Amount; and each such individual shall for purposes of this Section 13 have one vote even if he is a Participant in both such plans, but excluding (a) after a Change in Control any person who was not a Plan Voter prior to the earlier of such Change in Control or the beginning of the Potential Change in Control Period ending with such Change in Control and (b) during a Potential Change in Control Period any person not a Plan Voter prior to the beginning thereof.

(b)

The purpose of the Advisory Committee shall be to disseminate information concerning the Plan, the Cap Plan and the Trust to Plan Voters and Beneficiaries of deceased Plan Voters, to gather information and data concerning, and otherwise investigate, inquiries, controversies, or disputes deemed reasonable by the Advisory Committee and raised by any Participant or any such Beneficiary, to discuss such matters with the CEO of the Bank or members of the Board, or of the Human Resources Committee of the Board, the Actuary or the Trustee, and to take any action authorized under the Trust Agreement with respect to any such inquiries, controversy or dispute which it, in its discretion, deems reasonable to protect the legitimate interest of any Participant or Beneficiary, and monitor and report to Plan Voters and Beneficiaries of deceased Plan Voter with respect to litigation or arbitration proceedings under the Plan. The Advisory Committee may (but shall not be required to) negotiate on behalf of any Plan Voter or Beneficiary of a deceased Plan Voter; provided, however, that in no event shall the Advisory Committee be deemed authorized to institute any legal or arbitration proceedings hereunder or enter into any agreement purporting to settle or limit the rights of any Participant or Beneficiary under the Plan or in or to the Trust or its assets. Nothing herein shall prohibit a Participant or Beneficiary of a deceased Participant individually or with others (whether or not as a class action) from instituting legal or arbitration proceedings to enforce his own rights under the Plan while the Advisory Committee is negotiating pursuant to the provisions of this Section whether or not such Participant or Beneficiary is a member of the Advisory Committee.

(c)

Without request or demand the Advisory Committee shall be entitled to all reports, information, and data to which the Bank is entitled (without request or demand) under the Trust Agreement and any other reports, information, or data received by the Bank from the Trustee or the Actuary. The Bank shall give the following written notices to the Advisory Committee (which the Advisory Committee may waive if deemed in the best interest of Plan Voters): (i) twenty (20) days prior to the payment of any benefits or other sums from the Trust other than monthly benefit payments and Trustee’s fees and expenses in the operations of the Plan or the Cap Plan, the amount to be so paid, the computation thereof, and the amount of any benefits under the Plan and under the Cap Plan and Trustee’s fees and expenses to be paid from the Bank’s general assets; (ii) no later than five (5) days after making any contribution to the Trust, the amount of such contribution and the Actuary’s certification and detailed computations on the basis of which the determination of such amount was made; (iii) any amendments proposed to be made to the Trust Agreement twenty (20) days prior to the Bank’s requesting from Participants a Qualified Vote or a Super Qualified Vote (as those terms are defined therein); (iv) within five (5) days after any substitution of Trust assets by the Bank; (v) at least twenty (20) days before any change in investment policy is made by the Committee or other authorized body under the Trust Agreement; and (vi) twenty (20) days after the close of each calendar quarter, a report of all contributions to and payments from, the Trust Fund during such quarter. The Advisory Committee, or a person designated by it, may vote on behalf of any Participant who so authorizes it or a delegate chosen by it to vote on behalf of such Participant pursuant to any provision of the Trust Agreement. Acquiescence or inaction by the

Advisory Committee shall not be deemed to be approval or consent and in any event shall in no way bind or limit the rights of Participants or Beneficiaries of deceased Participants.

IN WITNESS WHEREOF, the Bank, acting by its undersigned officer, duly authorized, hereby executes the Plan to be effective as herein provided.

PEOPLE’S BANK

By: